Exhibit 99.01

        LG&E Energy Corp. Vice Chairman and Chief Operating Officer
         Michael R. Whitley Announces November 1, 1998 Retirement

LOUISVILLE, Ky., Oct. 1 -- Michael R. Whitley, vice chairman and chief operating officer of LG&E Energy Corp. (NYSE: LGE) today announced his plan to retire from the company on November 1. Prior to his current position, Whitley was chairman, president and chief executive officer of KU Energy Corp., which completed its merger into LG&E Energy in May 1998.

"The combination of KU Energy and LG&E Energy earlier this year has created a dynamic new company that is well prepared for the coming era of competition in this industry," Whitley said. "The shareholders and employees of the new LG&E Energy should be pleased with the organization we have built and feel confident about its future," he added.

"For me personally, a smooth and effective transition has been my primary task for more than a year and I am delighted with the results. Because of this, I feel the timing is right for me to retire," Whitley said. Whitley spent his entire career in the energy business by serving 34 years at KU Energy and its predecessors. He began as an office supervisor in Campbellsville, Ky., in 1964 and held numerous management positions. He was named vice president Finance and corporate secretary in 1978; senior vice president Finance and Administration and CFO in 1987; executive vice president and chief operating officer in 1994; chairman, president and CEO in 1995; and has been in his current position since May.

"Mike has been a leader in the electric utility industry for years and has been a key business partner as we have built LG&E Energy Corp. into a company positioned to prosper in the coming years," said LG&E Energy Corp. Chairman and Chief Executive Officer Roger W. Hale. "I have enjoyed our working relationship over the years and am proud to call Mike a colleague and friend." "I am pleased with the merger transition and the results we are achieving," Whitley added. "I feel very good about the future of our company and leave knowing it is in good hands."

Whitley's position of vice chairman and chief operating officer will not be back filled at the present time.

LG&E Energy Corp., a Fortune 500 company headquartered in Louisville, Ky., is a diversified energy services and marketing company with businesses in asset-based energy marketing; power generation and project development; and retail gas and electric utility services.

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